Exhibit 99.1

ITW Reports First Quarter 2023 Results

•Revenue of $4.0 billion, an increase of 2% with organic growth of 5%
•Operating income of $972 million, an increase of 9%
•Operating margin of 24.2%, an increase of 150 bps
•GAAP EPS of $2.33, an increase of 10%
•Raising full year GAAP EPS guidance by $0.05 to a range of $9.45 to $9.85 per share

GLENVIEW, IL., May 2, 2023 - Illinois Tool Works Inc. (NYSE: ITW) today reported its first quarter 2023 results.

“The ITW team delivered a solid start to the year with organic growth of five percent, operating margin expansion of 150 basis points, strong free cash flow, and double-digit EPS growth as we continue to demonstrate the performance power of our proprietary business model and the resilience of our diversified high-quality business portfolio,” said E. Scott Santi, Chairman and Chief Executive Officer. “While the near-term economic outlook continues to be uncertain, I am confident that ITW remains well positioned to deliver best-in-class performance in any environment.”

First Quarter 2023 Results
First quarter revenue of $4.0 billion increased two percent with organic revenue growth of five percent. Foreign currency translation impact and divestitures combined reduced revenue by three percent.

GAAP EPS increased 10 percent to $2.33, a new first quarter record, and included $0.06 of unfavorable foreign currency translation impact. Operating income increased nine percent to $972 million. Operating margin of 24.2 percent improved 150 basis points with enterprise initiatives contributing 100 basis points. Operating cash flow was $728 million, and free cash flow was $615 million, an increase of 147 percent, with a conversion rate to net income of 86 percent. The company repurchased $375 million of its own shares and the effective tax rate was 22.6 percent.

2023 Guidance
The company is raising its full-year GAAP EPS guidance to $9.45 to $9.85 per share which incorporates a projected lower tax rate for the full year in the range of 23.5 to 24 percent. This compares to previous guidance of $9.40 to $9.80 per share. The organic growth projection of three to five percent reflects current levels of demand and a risk adjustment for further slowing in certain end markets. Foreign currency translation impact and divestitures combined are expected to reduce revenue by one percent, resulting in total revenue growth of two to four percent. This compares to previous guidance of 1.5 to 3.5 percent. Operating margin is projected to be in the range of 24.5 to 25.5 percent, with approximately 100 basis points contribution from enterprise initiatives. Free cash flow is projected to be greater than 100 percent of net income and the company plans to repurchase approximately $1.5 billion of its own shares.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial measures. A reconciliation of these measures to the most directly comparable GAAP measures is included in the attached supplemental reconciliation schedule. The estimated guidance of free cash flow conversion rate is based on assumptions that are difficult to predict, and estimated guidance for the most directly comparable GAAP measure and a reconciliation of this forward-looking estimate to its most directly comparable GAAP estimate have been omitted due to the unreasonable efforts required in connection with such a reconciliation and the lack of reliable forward-looking cash flow information.

Forward-looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements regarding global supply chain challenges, expected impact of inflation including raw material inflation and rising interest rates, enterprise initiatives, future financial and operating performance, free cash flow and free cash flow conversion rate, organic and total revenue, operating and incremental margin, price/cost impact, statements regarding diluted income per share, restructuring expenses and related benefits, expected dividend payments, after-tax return on invested capital, effective tax rates, exchange rates, expected access to liquidity sources, expected capital allocation, expected timing and amount of share repurchases, end market economic and regulatory conditions, the impact of recent or potential acquisitions and/or divestitures, and the Company’s 2023 guidance. These statements are subject to certain risks, uncertainties, assumptions, and other factors that could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW's Form 10-K for 2022.

About Illinois Tool Works
ITW (NYSE: ITW) is a Fortune 200 global multi-industrial manufacturing leader with revenue of $15.9 billion in 2022. The company’s seven industry-leading segments leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW’s approximately 46,000 dedicated colleagues around the world thrive in the company’s decentralized and entrepreneurial culture. www.itw.com

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
In millions except per share amounts	2023	2022
Operating Revenue	$4,019	$3,939
Cost of revenue	2,341	2,357
Selling, administrative, and research and development expenses	675	652
Amortization and impairment of intangible assets	31	35
Operating Income	972	895
Interest expense	(60)	(48)
Other income (expense)	10	14
Income Before Taxes	922	861
Income taxes	208	199
Net Income	$714	$662

Net Income Per Share:
Basic	$2.34	$2.12
Diluted	$2.33	$2.11

Cash Dividends Per Share:
Paid	$1.31	$1.22
Declared	$1.31	$1.22

Shares of Common Stock Outstanding During the Period:
Average	305.0	312.5
Average assuming dilution	306.1	313.7

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

In millions	March 31, 2023	December 31, 2022
Assets
Current Assets:
Cash and equivalents	$1,143	$708
Trade receivables	3,201	3,171
Inventories	2,000	2,054
Prepaid expenses and other current assets	334	329
Assets held for sale	10	8
Total current assets	6,688	6,270

Net plant and equipment	1,885	1,848
Goodwill	4,884	4,864
Intangible assets	738	768
Deferred income taxes	503	494
Other assets	1,223	1,178
	$15,921	$15,422

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt	$2,870	$1,590
Accounts payable	599	594
Accrued expenses	1,504	1,728
Cash dividends payable	398	400
Income taxes payable	224	147
Liabilities held for sale	1	1
Total current liabilities	5,596	4,460

Noncurrent Liabilities:
Long-term debt	5,510	6,173
Deferred income taxes	477	484
Noncurrent income taxes payable	273	273
Other liabilities	964	943
Total noncurrent liabilities	7,224	7,873

Stockholders' Equity:
Common stock	6	6
Additional paid-in-capital	1,526	1,501
Retained earnings	26,115	25,799
Common stock held in treasury	(22,743)	(22,377)
Accumulated other comprehensive income (loss)	(1,804)	(1,841)
Noncontrolling interest	1	1
Total stockholders' equity	3,101	3,089
	$15,921	$15,422

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Three Months Ended March 31, 2023
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$796	$128	16.1%
Food Equipment	635	169	26.7%
Test & Measurement and Electronics	703	172	24.5%
Welding	493	157	31.9%
Polymers & Fluids	447	109	24.4%
Construction Products	526	145	27.5%
Specialty Products	423	109	25.6%
Intersegment	(4)	—	—%
Total Segments	4,019	989	24.6%
Unallocated	—	(17)	—%
Total Company	$4,019	$972	24.2%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Q1 2023 vs. Q1 2022 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	7.9%	16.0%	5.6%	10.2%	(0.1)%	(1.4)%	(5.0)%	5.2%
Acquisitions/ Divestitures	—%	(1.2)%	—%	—%	(4.5)%	—%	—%	(0.7)%
Translation	(3.2)%	(2.5)%	(3.0)%	(0.6)%	(2.4)%	(3.2)%	(1.4)%	(2.5)%
Operating Revenue	4.7%	12.3%	2.6%	9.6%	(7.0)%	(4.6)%	(6.4)%	2.0%

Q1 2023 vs. Q1 2022 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	150 bps	300 bps	130 bps	140 bps	—	(20) bps	(100) bps	100 bps
Changes in Variable Margin & OH Costs	(430) bps	130 bps	140 bps	(40) bps	(10) bps	310 bps	(10) bps	40 bps
Total Organic	(280) bps	430 bps	270 bps	100 bps	(10) bps	290 bps	(110) bps	140 bps
Acquisitions/ Divestitures	—	20 bps	—	—	40 bps	—	—	10 bps
Restructuring/Other	80 bps	(10) bps	—	10 bps	(40) bps	(10) bps	10 bps	—
Total Operating Margin Change	(200) bps	440 bps	270 bps	110 bps	(10) bps	280 bps	(100) bps	150 bps

Total Operating Margin % *	16.1%	26.7%	24.5%	31.9%	24.4%	27.5%	25.6%	24.2%

* Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	30 bps	50 bps	180 bps	10 bps	210 bps	20 bps	70 bps	80 bps **
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.08) on GAAP earnings per share for the first quarter of 2023.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

	Three Months Ended
	March 31,
Dollars in millions	2023	2022
Numerator:
Net income	$714	$662
Interest expense, net of tax (1)	46	37
Other (income) expense, net of tax (1)	(8)	(11)
Operating income after taxes	$752	$688

Denominator:
Invested capital:
Cash and equivalents	$1,143	$1,296
Trade receivables	3,201	3,126
Inventories	2,000	1,883
Net assets held for sale	9	—
Net plant and equipment	1,885	1,795
Goodwill and intangible assets	5,622	5,883
Accounts payable and accrued expenses	(2,103)	(2,237)
Debt	(8,380)	(7,858)
Other, net	(276)	(306)
Total net assets (stockholders' equity)	3,101	3,582
Cash and equivalents	(1,143)	(1,296)
Debt	8,380	7,858
Total invested capital	$10,338	$10,144

Average invested capital (2)	$10,241	$9,966

Net income to average invested capital (3)	27.9%	26.6%
After-tax return on average invested capital (3)	29.4%	27.6%

(1)    Effective tax rate used for interest expense and other (income) expense for the three months ended March 31, 2023 and 2022 was 22.6% and 23.1%, respectively.

(2)    Average invested capital is calculated using the total invested capital balances at the start of the period and at the end of the periods presented.

(3)    Returns for the three months ended March 31, 2023 and 2022 were converted to an annual rate by multiplying the calculated return by 4.

AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

Twelve Months Ended
Dollars in millions	December 31, 2022
Numerator:
Net income	$3,034
Discrete tax benefit related to the fourth quarter 2022	(32)
Discrete tax benefit related to the second quarter 2022	(51)
Interest expense, net of tax (1)	156
Other (income) expense, net of tax (1)	(196)
Operating income after taxes	$2,911

Denominator:
Invested capital:
Cash and equivalents	$708
Trade receivables	3,171
Inventories	2,054
Net assets held for sale	7
Net plant and equipment	1,848
Goodwill and intangible assets	5,632
Accounts payable and accrued expenses	(2,322)
Debt	(7,763)
Other, net	(246)
Total net assets (stockholders' equity)	3,089
Cash and equivalents	(708)
Debt	7,763
Total invested capital	$10,144

Average invested capital (2)	$10,017

Net income to average invested capital	30.3%
After-tax return on average invested capital	29.1%

(1)    Effective tax rate used for interest expense and other (income) expense for the year ended December 31, 2022 was 23.2%.

(2)    Average invested capital is calculated using the total invested capital balances at the start of the period and at the end of each quarter within the period presented.

A reconciliation of the 2022 effective tax rate excluding the fourth quarter 2022 discrete tax benefit of $32 million related to the utilization of capital loss carryforwards and the second quarter 2022 discrete tax benefit of $51 million related to the resolution of a U.S. tax audit is as follows:

	Twelve Months Ended
	December 31, 2022
Dollars in millions	Income Taxes	Tax Rate
As reported	$808	21.0%
Discrete tax benefit related to the fourth quarter 2022	32	0.8%
Discrete tax benefit related to the second quarter 2022	51	1.4%
As adjusted	$891	23.2%

FREE CASH FLOW (UNAUDITED)

	Three Months Ended
	March 31,
Dollars in millions	2023	2022
Net cash provided by operating activities	$728	$323
Less: Additions to plant and equipment	(113)	(74)
Free cash flow	$615	$249

Net income	$714	$662

Net cash provided by operating activities to net income conversion rate	102%	49%
Free cash flow to net income conversion rate	86%	38%

ADJUSTED NET INCOME PER SHARE - DILUTED (UNAUDITED)

Twelve Months Ended
December 31, 2022
As reported	$9.77
Net impact of gains from two divestitures in the fourth quarter 2022	(0.60)
As adjusted	$9.17